EXHIBIT 10.57


                          AGREEMENT FOR SERVICE SUPPORT

THIS AGREEMENT (this "Agreement") is made and entered into as of this ___ day of February, 1997, by and between SIEMENS MEDICAL SYSTEMS, INC., a Delaware corporation, doing business at 186 Wood Avenue South, Iselin, New Jersey 08830 (hereinafter referred to as "Siemens Medical Systems" or "Siemens") and IMATRON INC., a New Jersey corporation, doing business at 389 Oyster Point Boulevard, South San Francisco, California 94080 (hereinafter referred to as "Imatron").

                                    RECITALS

WHEREAS, Imatron is the manufacturer of the Imatron C-150 (hereinafter referred to as the "Imatron C-150") product, and pursuant to a Memorandum of Understanding dated March 31, 1995 (the "Memorandum of Understanding"), sells and supplies for resale the same to Siemens Medical Systems, and to other companies which are affiliates of Siemens Medical Systems (Siemens Medical Systems and its affiliates are hereinafter sometimes referred to as the"Siemens Companies"; and

WHEREAS, pursuant to the Memorandum of Understanding, Siemens Medical Systems has exclusive rights commencing April 1, 1995, and continuing thereafter for three years, to market, sell, distribute, service and support the Imatron C-150 product (including present and future versions, generations, derivatives, modifications, enhancements and improvements, and upgrades thereto) in the Territory, as defined in the Memorandum of Understanding, and the Siemens Companies are engaged in the marketing, sale, distribution, service and support of the Imatron C-150 in the Territory; and

WHEREAS, Siemens Medical Systems desires to contract with Imatron for services as described in this Agreement, with respect to and including Imatron C-150 hardware and software, such services to be provided to the Siemens Companies, their designated respective customer/end-users, and their respective personnel, with respect to the Imatron C-150 ("Services"), in the Territory on the terms and conditions set forth in this Agreement, and

WHEREAS, Imatron is willing to provide such Services in the Territory to the Siemens Companies and their customers/end-users of the Imatron C-150, upon the terms and conditions set forth in this Agreement;

NOW,   THEREFORE,   in  consideration  of  the  mutual  promises  and  covenants hereinafter set forth, it is mutually agreed by the Parties as follows:

DEFINITIONS.

     The following defined terms wherever used in this Agreement shall have the following respective meanings unless indicated otherwise by the context where the respective term is used:

          "Customer" or "customer/end-user" (singular or plural) are used interchangeably and mean the named customer or end-user of the Imatron C-150 unit who has rightful possession of and is engaged in the operation and use of said Imatron C-150 unit. Attachment A, as amended from time to time, sets forth the names of those designated customers/end-users of the respective Siemens Companies to whom
          Imatron  shall  provide  assistance  and  services as provided in this
          Agreement  and  the  respective  related  purchase  orders  and  other
          agreements   referred   to  in  this   Agreement.

EXISTING  IMATRON OBLIGATIONS.


          Nothing contained herein or in any subcontract or purchase order for services to Imatron by a Siemens Company is intended to or shall operate to amend, alter or affect, reduce or limit the liability and obligations of Imatron under the Memorandum of Understanding for the Imatron C-150 products, or under any and all Imatron warranties as manufacturer and supplier of the Imatron C-150 products against errors or defects in design, material and workmanship, or as provided in the Memorandum of Understanding that the Imatron C-150 products shall be delivered ready for commercial sale and shall meet all governmental and regulatory requirements in the U.S.A., Canada, and Europe and ISO 9001, IEC-601-1-2, CE and EMC. Further, Imatron confirms its obligation contained in the Memorandum of Understanding that Imatron shall upon request of Siemens, provide Siemens and its customers and end-users with full repair, service, replacement, support and maintenance for the life of the product at a fair and reasonable price. Imatron agrees that the price for a one year labor only warranty agreement with coverage commencing upon completion of installation shall not exceed US$65,000 per machine and the price of a one year full service agreement shall not exceed US$130,000 per machine. The foregoing prices shall be effective for a one year period from the Effective Date.

          Nothing contained herein is intended to or shall operate to amend, alter or affect the rights and licenses, or obligations of Imatron and Siemens Medical Systems pursuant to the Memorandum of Understanding, with respect to patents, copyrights, know-how, 064 results, or the results of the Collaborative Research described in the Memorandum of Understanding.

          It is expressly agreed and understood that in addition to providing services, support (such as those related to hotline), assistance under this Agreement to Siemens Medical Systems, Imatron shall provide such same services, support, and assistance to each of the following Siemens Companies, who are intended as third party beneficiaries of this Agreement:
                  Siemens Aktiengesellschaft
                  Siemens AG Osterreich
                  Siemens Nederland N.V.
                  Siemens S.A. (France)

          Each  of  the  foregoing   Siemens  Companies  shall  be  entitled  to
          (i)-request and issue purchase orders to Imatron in the same manner and to the same extent as Siemens Medical Systems, i.e. the terms of such shall be at all times subject to the terms and conditions of this Agreement as amended from time to time by mutual written agreement of Siemens Medical Systems and Imatron, and (ii-any claims and disputes between such Siemens Companies and Imatron shall be resolved in accordance with the arbitration provisions set forth in this Agreement. Any and all correspondence, invoices, and requests for payment shall be issued to such respective Siemens Company requesting or ordering such services and assistance, in accordance with and subject to the terms of this Agreement. Imatron agrees to promptly advise Siemens Medical Systems of (a)-the status of any request of such Siemens Companies and particularly any requests or proposals by any persons for terms and conditions which vary materially from the terms and conditions agreed to by Siemens Medical Systems and Imatron,
          (b)-any payments which may be more than thirty days past due to or from such Siemens Companies, and (c)-any claims and disputes with such Siemens Companies; and Siemens Medical Systems agrees to assist Imatron and such Siemens Companies in resolving outstanding claims and disputes including but not limited to any relating to payments which are past due.

SUPPORT FUNCTIONS; HOTLINE.

          In order to enable the respective Siemens Companies personnel (including the respective Siemens Companies' Field Services Engineers ("FSE" or "Siemens FSE")) and the respective designated Siemens Companies' Imatron C-150 customers/end-users in the Territory to obtain prompt response to any Imatron C-150 related questions, and prompt warranty or other Imatron C-150 product service, as the case may be, Imatron agrees to put in place upon execution of this Agreement and maintain at all times, a hotline telephone number, 24 hours a day, seven days a week, including holidays.

          All escalated service calls from the Siemens FSE may be directed to such 24 hour hotline. The respective Siemens Companies' field organizations may at all times utilize Imatron's 24 hours hotline for assistance and support in the installation of Imatron C-150 products at such Siemens Companies' designated customer(s) site(s) and support of such customer(s)/end-user(s). Imatron agrees to promptly respond to any and all technical questions and/or inquiries regarding Imatron C-150 products and assist Siemens FSE in the diagnosis and/or analysis of any product problems. Further, Imatron agrees to immediately respond to any questions from the respective Siemens Companies' personnel and/or respective Siemens Companies' Imatron C-150 designated customer/end-users regarding operation and/or use of the Imatron C-150 product; Imatron agrees to promptly assist such customer/end-users with any problems experienced with the Imatron C-150 and promptly diagnose and provide, at agreed upon prices, any application support which may become necessary.

          At Siemens' request, Imatron agrees to maintain and make available to Siemens all records related to the delivery of services, charges (if any), repair, support and maintenance, under this Agreement to the designated customer/end-user.

          Imatron agrees to immediately add 1 fully trained and qualified person to the existing 9 Imatron service and application support staff at Imatron's South San Francisco facility. Imatron agrees to add other qualified and trained personnel as may reasonably be necessary from time to time to service additional customer(s)/end-users added under this Agreement or because of increased demand for assistance, services and support under this Agreement.

          For the hotline support function (Sections 3.1 to 3.3) (which will be accounted for on a twelve month basis from January 1 to December 31), each Siemens Company (with respect to its designated customers/end-users) shall pay Imatron US $8,000 per year (12 months) for each Imatron C-150 unit sold and installed to date and hereinafter sold and installed by Siemens. Such sum of US $8,000 shall be due on April 1, 1997, for each of the C-150 units installed on the date this Agreement is signed; if any additional Imatron C-150 unit(s) is/are added during the first twelve months after the execution of this Agreement, such US$8,000 shall be adjusted proportionately to reflect the actual number of months of hotline service provided with respect to such additional unit(s); after the initial twelve months said sum shall thereafter be due on December 1 for each year (12 month period), in the same manner, per Imatron C-150 unit for which such hotline service is requested by Siemens and provided by Imatron.

STANFORD UNIVERSITY.

          Stanford University has a newly installed Imatron C-150 unit. The Siemens warranty to Stanford commences in September 1996. Imatron agrees to perform all warranty, repair, support and maintenance obligations agreed to be provided by Siemens to Stanford, bear all cost and expenses (including labor costs and charges, costs of parts, freight, shipment, installation, costs of repairs), and warrant such work for 12 months. The price for Imatron to perform all of such work is US$40,000 which shall be paid to Imatron by Siemens within ten days after the signing and execution of this Agreement by the parties.


INSTALLATION ASSISTANCE AND SERVICES.

          Imatron agrees to provide the respective Siemens Companies and customers/end-users with services and assistance in the installation of the Imatron C-150 as well as the application training of customer/end-user personnel, at customer/end-user site, in the Territory. The price that shall be paid to Imatron for providing such installation and application training is as follows:

Pre-Installation Site Planning

               Imatron, for a fee of $5,000 plus travel and living expenses, will provide site oversight, power and magnetic field testing, and site measurement verification (one visit). One set of preliminary drawings, ongoing planning review, architect/contractor phone support and one pre-installation site sign off visit. The fee shall be due and payable to Imatron upon delivery by Imatron of the preliminary planning document set.

               Where Imatron does the entire installation and training without any Siemens FSE participating (i.e., Imatron provides all site review prior to installation, installation, training, services and assistance associated with installation, testing, and acceptance by the customer/end-user), the total price to be paid by Siemens to Imatron for such services with respect to each such C-150 unit shall be the sum of the following:

               US$40,000 (including all travel and all other out-of-pocket costs and expenses) (pre-Application).

               US$8,000 (Application - at least two full weeks) plus actual travel costs not to exceed the cost of coach air travel and per diem expenses of $200.00 (domestic) and $300.00 (international).

               US$4,000 (Application one full week follow-up within six months) plus actual travel costs not to exceed the cost of coach air travel and per diem expenses of $200.00 (domestic) and $300.00 (international).

               Imatron shall be provided with a purchase order prior to the commencement of any services. Payment for services will be due upon completion.

               Where a Siemens FSE participates in the installation and/or training, and/or in site review prior to installation, and performs services and assistance associated with installation, training, testing, acceptance by customer/end-user: the total price (in addition to the fees for pre-installation site planning as provided above) for such services to be paid by Siemens to Imatron with respect to each such C-150 unit shall be the sum of the following:

               US$25,000 (including all travel and other out-of-pocket costs and expenses) (pre-Application).

               US$8,000 (Application - at least two full weeks) plus actual travel costs not to exceed the cost of coach air travel and per diem expenses of $200.00 (domestic) and $300.00 (international).

               US$4,000 (Application one full week follow-up within six months) plus actual travel costs not to exceed the cost of coach air travel and per diem expenses of $200.00 (domestic) and $300.00 (international).

               Imatron shall be provided with a purchase order prior to the commencement of any services. Payment for services will be due upon completion

TRAINING.

               Imatron will make available in scheduled C-150 training classes a minimum of one position in classes meeting a minimum size of two students.

               A charge of $2,000 per week or portion of a week per student. Minimum of five (5) weeks. Cancellations accepted for four (4) weeks in advance of start date without penalty. Fifty percent (50%) of tuition shall be paid if any student cancels with less than four (4) weeks notice. Imatron shall be provided with a purchase order prior to the commencement of any services. Payment for services will be due upon completion

               If Imatron enters into a maintenance agreement for warranty and/or annual maintenance within 12 months from the completion of the training, Imatron will rebate the tuition to the contracting organization on the service agreement.

TRAINED AND QUALIFIED PERSONNEL.

               Imatron represents and warrants to each of the respective Siemens Companies that all Imatron services to be provided to it in accordance with this Agreement shall be provided by fully trained, experienced and technically qualified personnel of Imatron who are familiar with the Imatron C-150 product, and who are qualified to carry out the service, repair, support, and maintenance thereof in accordance with the highest standards observed in the industry with respect to comparable medical imaging products.


SIEMENS CUSTOMER RELATIONSHIP.

               At the point Imatron is successful in obtaining a 90 percent penetration of eligible sites for maintenance agreements, Imatron will reduce the cost associated with the Help Desk "Hot Line" to $6,000 per machine, per year for hotline support.

               Imatron represents and warrants to each of the respective Siemens Companies that it will promptly notify it of any complaints received from its customers/end-users with respect to any products or services described in this Agreement. Imatron personnel will refrain from any acts which may adversely affect the business relationship between such Siemens Company and its customers/end users.

 CONFIDENTIAL AND PROPRIETARY INFORMATION.

               No right or license is granted by this Agreement to Imatron with respect to any confidential or proprietary information of Siemens Companies. The Siemens Companies respectively retain all right, title and interest in and to all of their respective confidential and proprietary information.

               No right or license is granted to Imatron by this Agreement under any patents, copyrights, other intellectual property rights, or trademarks of the Siemens Companies. Imatron shall not make any use of any trademarks (including tradenames or service marks) of the Siemens Companies in any manner, without the prior written consent of the Siemens Companies.

               Any news release, public announcement, advertisement, or publicity proposed to be released by any party with respect to this Agreement or the discussions and pursuits of the parties pursuant to this Agreement shall be subject to reasonable opportunity to review by the other parties prior to release. All matters discussed between the parties including their discussions and progress shall be maintained in confidence by the parties.

               Imatron agrees to receive and maintain in confidence for three years after first receipt thereof pursuant to this Agreement, any and all confidential information disclosed by the Siemens Companies to Imatron; provided that such confidential information shall be so identified in advance as such by the Siemens Companies, and provided further that Imatron's obligations shall not apply to any information that: (i)-Is in the public domain through no act or omission by Imatron, its employees, agents or others working on its behalf; (ii)-Is demonstrated by Imatron to have been independently developed by Imatron (or by a third party and lawfully disclosed to Imatron); or (iii)-Is rightfully received by Imatron from third parties who were entitled to receive and transfer the information.

TERM AND TERMINATION.

               The initial term of this Agreement shall commence on April 1, 1997 (the "Effective Date"), and shall continue thereafter until March 31, 1998. This Agreement may be renewed by mutual agreement, for an additional renewal term of 12 months, by delivery of written notice of Siemens' intentions to Imatron, no later than 3 months prior to the expiration of the initial term.

               Any party to this Agreement shall have the right to terminate this Agreement as follows:

               Upon any material breach of this Agreement or any purchase order pursuant to this Agreement, the non-breaching party may elect to terminate this Agreement by delivery of ninety days notice specifying such breach and giving notice of intent to terminate; if such breach is cured within the ninety days, such notice shall expire and have no further effect; if such breach is not cured within the ninety days, this Agreement shall expire and terminate at the end of the ninety days;

               Upon any filing in bankruptcy or insolvency by or inability of Siemens Medical Systems or Imatron to meet its liability and obligations to its creditors; commencement by any of these parties of any proceedings or any decision by it to wind up, liquidate, and/or dissolve or indefinitely suspend or discontinue its conduct of the business which is the subject of this Agreement, or the appointment of a trustee or receiver over the assets or business of any of these parties, then the other party may elect to terminate this Agreement by delivery of written notice to the other parties; or

               Upon any change in ownership or control of Siemens Medical Systems or Imatron by merger with or acquisition by a third party of a substantial portion of the voting shares of such party or the assets of such party, then the other party may elect to terminate this Agreement by delivery of written notice.

               Companies terminating or renewing this Agreement.

INDEMNIFICATION.

               Imatron agrees to defend the Siemens Companies against any third party claims and indemnify and hold the Siemens Companies harmless from any costs, expenses, losses or damages resulting therefrom, alleging injury to tangible personal property, real property, or personal injury as a result of any acts or omissions of Imatron in the performance of the support, service, installation, repair, warranties and maintenance of the Imatron C-150 product pursuant to this Agreement.

               Imatron agrees to indemnify and hold the Siemens Companies harmless from any damages or losses to Imatron C-150 units owned by the Siemens Companies, resulting from any acts or omissions of Imatron in the performance of the support, service, repairs, warranty and maintenance pursuant to this Agreement.

               Siemens agrees to defend Imatron against any third party claims and indemnify and hold Imatron harmless from any costs, expenses, losses or damages resulting therefrom, alleging injury to tangible personal property, real property, or personal injury
               (i) as a result of any acts or omissions of Siemens in the performance of the support, service, installation, repair, warranties and maintenance of the Imatron C-150 product prior to the commencement of Imatron service pursuant to this Agreement, or (ii) as a result of any obligations incurred by Siemens to customers or end users beyond those specifically assumed by Imatron pursuant to this Agreement.

               Any and all notices required to be given hereunder shall be in writing and shall be deemed made or given if (a) delivered personally in hand, (b) sent first class mail postage prepaid, or
               (c) sent by international commercial courier for next day delivery, addressed as follows:

         If to Siemens Medical Systems:  Siemens Medical Systems, Inc.
                                                  186 Wood Avenue South
                                                  Iselin, New Jersey 08830
                                                  Attention:  Diane Cerny

         If to Imatron:                           Imatron Inc.
                                                  389 Oyster Point Boulevard
                                                  South San Francisco, CA 94080
                                                  Attention:  President

               or to such other addresses as a party may determine from time to time, by notice given in the same manner.


MISCELLANEOUS.

               The parties are independent contractors. None of the parties is the agent or representative of the other party. None of the parties is authorized to enter into any agreement on behalf of or to bind the other party to any obligation or agreement. None of the parties shall attempt to enter into any obligation on behalf of the other party or to bind it to any agreement or undertaking

APPLICABLE LAW; ARBITRATION.

               This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, U.S.A.

               This Agreement may not be modified or amended except in writing by a document setting forth the intent of the parties to amend this Agreement. Rights and obligations under this Agreement may not be waived or released except in writing by mutual agreement of the parties.

               In the event any purchase order, acceptance, or other document pursuant to this Agreement contains preprinted terms and conditions, such preprinted terms and conditions shall be disregarded and shall be deemed excluded.

               This Agreement supersedes all prior discussions, negotiations, understandings, and agreements, written or oral, with respect to the subject matter hereof.

               Any and all claims, disputes and controversies which may arise at any time relating to this Agreement, including without limitation its interpretation, enforceability, or breach, or with respect to any confidential information disclosed pursuant to this Agreement or breach of confidentiality, which are not resolved by an amicable effort of the parties, shall be finally resolved by binding arbitration to be conducted pursuant to a strict confidentiality agreement in Denver, Colorado, in accordance with the International Arbitration Rules of the American Arbitration Association, by the American Arbitration Association ("AAA"), by three impartial arbitrators, one appointed by Siemens Aktiengesellschaft, one appointed by Imatron, and the third by the two so appointed. Any vacancy unfilled within thirty days shall be filled by the AAA. The parties agree to use their best reasonable efforts to expedite the conduct and conclusion of the arbitration proceedings. The award of a majority of the arbitration tribunal shall be final and binding, and judgment on the award may be entered or filed for enforcement purposes by or against a party in any court having proper jurisdiction. The arbitration tribunal may not award and no party shall seek to recover or be obligated to pay an award of consequential, incidental, special, punitive or exemplary damages or attorneys fees and costs related to the same. With respect to any and all claims, disputes and controversies which may arise under this Agreement, Imatron waives any and all rights or claims it may have or make that Siemens Aktiengesellschaft, Siemens AG Osterreich, Siemens Nederland N.V., or Siemens S.A. (France) is subject to the jurisdiction of the courts of the United States of America or any of the states, countries or local jurisdictions within the United States of America.

               This Agreement and any agreement entered into pursuant to this Agreement, including any purchase order for service, repair, support and maintenance, may not be assigned or transferred to a third party in whole or in part without the prior written consent of all of the parties hereto and any attempted assignment or transfer contrary to these provisions shall be null and void.

               Imatron may not delegate or transfer the performance of its obligations hereunder or under any purchase order or other agreement pursuant to this Agreement to any third party without the prior written consent of Siemens, any assignment, transfer or delegation shall not operate to release Imatron from any liability for the performance thereof in accordance with the terms and conditions hereof and thereof, and Imatron shall continue to remain liable therefor. Any and all monies required to be paid hereunder shall be paid in U.S. dollars and remitted to such bank accounts, persons and addresses, as may be indicated by the payee party from time to time in writing.

               IN WITNESS WHEREOF, the parties have entered into this Agreement on the dates set forth below, intending to be bound.

SIEMENS MEDICAL SYSTEMS, INC.                   IMATRON INC.

By:      ___________________________            By:      ______________________
Date:    ___________________________            Date:    ______________________






                                  ATTACHMENT A

                  Customer/               Country, Customer
Siemens Company   Customer/End-User       Address (Site)      Type(s) of Service